Exhibit 99.2

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP CORRECTS QUARTER

 RESULTS OF COMPONENTS GROUP

Wayne, PA – April 23, 2004 – Triumph Group, Inc. (NYSE:TGI) today announced that it was correcting a typographical error in its announcement yesterday of the reporting of its year end results.

Triumph said that as a result of the continuing reduction in the IGT business and the decision to consolidate the operations of its Components Group, the quarter’s results included the Group’s operating loss of approximately $12.5 million and not $16.0 million, as stated in yesterday’s release.

Triumph Group, Inc. headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.

The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements which are not historical facts, including statements regarding projected growth in aftermarket revenues, expected sales and earnings per share estimates, are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties including statements regarding the outlook for continued opportunities for future growth.  The company wishes to caution readers that several important factors could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2003.